Exhibit 99.1

February 13, 2012

BG Medicine, Inc. Secures $15 Million Loan Facility From GE Capital and Comerica

WALTHAM, Mass., Feb. 13, 2012 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a company focused on the development and commercialization of novel, biomarker-based diagnostics, announced today that it has entered into a $15.0 million secured loan facility with GE Capital, Healthcare Financial Services and Comerica Bank. An initial term loan in the aggregate principal amount of $10 million was funded to the company on February 10, 2012. Subject to BG Medicine’s successful achievement of certain revenue milestones and other customary conditions, the company may draw an additional $5 million term loan on or before February 10, 2013.

“We believe this loan facility provides BG Medicine with financial flexibility to assist us in our development and commercialization activities for the automated versions of our BGM Galectin-3TM test for heart failure in the United States and worldwide, the potential commercialization of our CardioSCORE diagnostic test to identify patients at near-term risk of heart attack and stroke, and the development of additional indications for our BGM Galectin-3TM test,” said Eric Bouvier, President and CEO of BG Medicine.

“In evaluating several financing options relative to our business needs, we concluded that this loan facility was well-suited to provide the capital necessary to further our product development and commercialization plans while minimizing dilution to our current shareholders,” said Michael W. Rogers, Executive Vice President and CFO of BG Medicine. “With the $10 million in proceeds from the initial loan and our cash and cash equivalents of approximately $24 million at December 31, 2011, this financing extends our cash runway to advance our operating plans.”

The initial term loan accrues interest at a rate of 8% plus the higher of (a) the 3-month LIBOR (London Bank Inter-Bank Offer Rate) rate or (b) 1.25% per annum, and has a term of 42 months. Additionally, no principal repayment is due for the first twelve months of the term. In connection with funding of the $10 million initial term loan, BG Medicine issued warrants to purchase 36,657 shares of its common stock with an exercise price of $6.82 per share. If BG Medicine draws the additional $5 million term loan, it will be obligated to issue additional warrants to the lenders, consistent with the warrant formula applicable to the initial term loan.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD) is a life sciences company focused on the discovery, development and commercialization of novel, biomarker-based cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3TM test for use in patients with heart failure, is available in the United States and Europe. BG Medicine has also developed CardioSCORE, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8765

About GE Capital, Healthcare Financial Services

With in-depth industry knowledge and expertise, GE Capital, Healthcare Financial Services has provided more than $60 billion in financing in the last 10 years to companies in over 40 healthcare sub-sectors including senior housing, hospitals, medical offices, pharmaceuticals and medical devices. Our team of professionals creates business and financial solutions tailored to meet the individual needs of our customers. For more information, visit www.gecapital.com/healthcare.

About Comerica Bank’s Technology and Life Sciences Division

Comerica Bank’s Technology and Life Sciences Division is one of the nation’s leading technology banking practices, offering a wide range of financial services tailored to corporate customers, entrepreneurs and professionals. Veteran bankers provide credit and financial services and products to young, growing, professionally backed technology and life sciences companies, as well as their more mature counterparts. The Technology and Life Sciences Division serves all major U.S. technology centers from offices coast-to-coast and its headquarters in Palo Alto, Calif. Comerica Bank is a subsidiary of Comerica Incorporated (NYSE:CMA), a financial services company that is among the 20 largest U.S. banking companies. For more information, visit www.comerica.com.

Special Note Regarding Forward-looking Statements

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this news release address our expectations regarding our future expenses, development and commercial activities for our products and pipeline, including, but not limited to, BGM Galectin-3TM and CardioSCORE , and the adequacy and use of our cash resources. Forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our recent filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CONTACT: Michael W. Rogers

EVP & Chief Financial Officer

(781) 890-1199

Source: BG Medicine Inc.

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